Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER FISCAL 2017 FINANCIAL RESULTS

~ Second Quarter Sales of $248.6 Million and EPS of $.53, in-line with Company Guidance ~

~ Completes Acquisition of 26 North Carolina-based Stores and four Wholesale Centers ~

~ Fiscal 2017 Acquisitions Represent $135 Million of Annualized Sales ~

~ Initiates Third Quarter Fiscal 2017 EPS Guidance of $.51 to $.55 ~

~ Adjusts Fiscal 2017 EPS Guidance to $2.00 to $2.10 ~

~ Raises Fiscal 2017 Sales Guidance to $1.035 billion at midpoint from $1.015 billion ~

ROCHESTER, N.Y. – October 20, 2016 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 24, 2016.

Second Quarter Results

Sales for the second quarter of fiscal 2017 increased 3.9% to $248.6 million, as compared to $239.2 million for the second quarter of fiscal 2016. The total sales increase for the second quarter of $9.4 million was due to an increase in sales from new stores of $22.3 million, including sales from recently acquired stores of $20.1 million, partially offset by a comparable store sales decrease of 4.3%, versus an increase of 2.1% in the prior year. Comparable store sales were flat for tires, but declined approximately 2% for maintenance services, 6% for alignments, 13% for brakes and 13% for front end/shocks.

Gross margin decreased 190 basis points to 40.2% in the second quarter, as compared to 42.1% in the prior year period, primarily due to the impact of recent acquisitions, negative comparable store sales and sales mix shift to the lower margin tire and maintenance categories. Total operating expenses increased by $1.5 million to $68.1 million, or 27.4% of sales, as compared to $66.6 million, or 27.9% of sales in the prior year period. The dollar increase represents expenses from 68 net new stores as compared to the prior year period, largely offset by diligent cost control. On a comparable store basis, total operating expenses declined by approximately $2 million during the second quarter.

Operating income was $31.9 million, or 12.8% of sales, as compared to $34.1 million, or 14.3% of sales in the prior year period. Interest expense was $4.5 million as compared to $3.8 million for the second quarter of fiscal 2016.

Net income for the second quarter was $17.5 million, as compared to $18.9 million in the same period of the prior year. Diluted earnings per share for the quarter were $.53, within the Company’s previously announced guidance range of $.53 to $.58. This compares to diluted earnings per share of $.57 in the second quarter of fiscal 2016. Net income for the second quarter of fiscal 2017 reflects an effective tax rate of 36.3%, as compared to 38.0% for the prior year period.

The Company opened 36 Company-operated locations and closed three Company-operated locations during the second quarter, ending the quarter with 1,097 Company-operated stores and 131 franchised Car-X stores. The new stores include the acquisition of 26 Clark Tire retail and commercial tire and service locations as well as 10 new greenfield locations.

John Van Heel, President and Chief Executive Officer stated, “Despite the difficult operating environment, our bottom-line focus, diligent cost control and successful integration of our recent acquisitions allowed us to deliver sales and earnings within our guidance range. While we are not satisfied with our comparable store sales results, we did see incremental improvement as we moved through the quarter, with the month of September down 2.6%. Importantly, the disparity in top-line trends between our Northern and Southern markets narrowed in the second quarter, with continued positive comparable store sales in the South and improved trends in the North. This was supported by stronger tire sales as we moved through the quarter, driven by higher tire units, ending the quarter with an increase of 3% in comparable tire sales in the month of September. October month-to-date comparable store sales are down approximately 3% versus an increase of 3.7% in the same period during the prior year, with Hurricane Matthew negatively impacting this year by approximately 1%.”

First Six Months Results

For the six-month period, sales increased 2.1% to $485.5 million from $475.7 million in the same period of the prior year. Comparable store sales decreased 5.6% and the operating margin was 13.0% of sales versus 14.2% in the prior year period. Gross margin for the first six months was 40.8% of sales versus 42.1% in the prior year period, but 42.3% in the current year on a comparable store basis. Net income for the first six months of fiscal 2017 was $34.3 million, or $1.03 per diluted share, as compared to $37.7 million, or $1.14 per diluted share in the comparable period of fiscal 2016.

Acquisitions Update

In the second quarter, the Company completed the acquisition of 26 Clark Tire retail and commercial tire and service stores and one retread plant, which significantly increases Monro’s store concentration in western North Carolina. The Company also acquired four wholesale centers as part of the transaction, significantly increasing its tire purchasing and distribution efficiencies. Now that the acquisition has been completed, Monro expects Clark Tire to add approximately $85 million in annualized sales.

On a combined basis, the Company’s acquisitions completed and announced to date in fiscal 2017 are expected to add approximately $135 million in annualized sales and represent 14% in annualized sales growth. Additionally, fiscal 2017 acquisitions are expected to increase the Company’s tire purchases by approximately 25%, primarily due to the wholesale business, further strengthening the Company’s tire assortment opportunities and cost competitiveness.

Company Outlook

Based on current visibility, business and economic trends, and recently completed acquisitions, the Company now anticipates fiscal 2017 sales to be in the range of $1.03 billion to $1.04 billion versus the previous guidance range of $1.00 billion to $1.03 billion. Fiscal 2017 sales guidance assumes a comparable store sales decline in the range of 2.5% to 1.5%, as compared to prior guidance of a decline of 2.0% to flat. As a result of its revised comparable store sales guidance and expected additional costs related to acquisitions, the Company also adjusted its fiscal 2017 diluted earnings per share expectation to the range of $2.00 to $2.10 from the previous guidance of $2.05 to $2.20, as compared to $2.00 in fiscal 2016. This estimate is based on 33.4 million weighted diluted average shares outstanding.

For the third quarter of fiscal 2017, the Company anticipates sales to be in the range of $280 million to $285 million and comparable store sales to increase 1.0% to 2.5%, compared to a decrease of 2.5% in the third quarter of fiscal 2016. Importantly, sales comparisons ease significantly as the combined comparable store sales for November and December of the prior year decreased 5%. The Company expects diluted earnings per share for the third quarter to be between $.51 and $.55, as compared to $.46 in the same prior year period, an increase of 10% to 20%.

Mr. Van Heel continued, “While this has been a difficult year thus far, we see the opportunity for positive comparable store sales trends for the remainder of the year as prior year comparisons ease due to the mild winter weather throughout our markets last year. In this challenging operating environment, we continue to leverage our flexible business model and pursue attractive acquisition opportunities we see in the marketplace. We are pleased that in just the first half of the fiscal year, we have opened a net 68 stores, two retread facilities and four wholesale centers through acquisitions and greenfield growth. Our fiscal 2017 acquisitions represent $135 million or 14% in annualized sales growth and approximately 25% growth in tire units. We are confident that these new locations, combined with our robust acquisition pipeline, will allow us to drive even greater economies of scale and sales and earnings growth for many years to come.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 20, 2016 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-500-6973 and using the required pass code 7819885. A replay will be available approximately one hour after the recording through Thursday, November 3, 2016 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 3, 2016.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,102 Company stores in 26 states and is the franchisor of 131 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2016.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2016	2015	% Change

Sales	$248,584	$239,155	3.9%

Cost of sales, including distribution and occupancy costs	148,587	138,430	7.3%

Gross profit	99,997	100,725	(0.7)%

Operating, selling, general and administrative expenses	68,072	66,632	2.2%

Operating income	31,925	34,093	(6.4)%

Interest expense, net	4,488	3,758	19.4%

Other income, net	(126)	(103)	22.3%

Income before provision for income taxes	27,563	30,438	(9.4)%

Provision for income taxes	10,019	11,566	(13.4)%

Net income	$17,544	$18,872	(7.0)%

Diluted earnings per share:	$.53	$.57	(7.0)%

Weighted average number of diluted shares outstanding	33,317	33,160

Number of stores open (at end of quarter)	1,097	1,029

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2016	2015	% Change

Sales	$485,477	$475,675	2.1%

Cost of sales, including distribution and occupancy costs	287,412	275,232	4.4%

Gross profit	198,065	200,443	(1.2)%

Operating, selling, general and administrative expenses	134,846	132,743	1.6%

Operating income	63,219	67,700	(6.6)%

Interest expense, net	8,972	7,150	25.5%

Other income, net	(280)	(209)	34.0%

Income before provision for income taxes	54,527	60,759	(10.3)%

Provision for income taxes	20,228	23,088	(12.4)%

Net income	$34,299	$37,671	(9.0)%

Diluted earnings per share:	$1.03	$1.14	(9.6)%

Weighted average number of diluted shares outstanding	33,326	33,142

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 24,	March 26,
	2016	2016
Current Assets

Cash	$7,226	$7,985

Inventories	146,376	129,035

Other current assets	47,396	33,055

Total current assets	200,998	170,075

Property, plant and equipment, net	373,906	351,582

Other non-current assets	578,800	477,781

Total assets	$1,153,704	$999,438

Liabilities and Shareholders’ Equity

Current liabilities	$180,000	$167,571

Capital leases and financing obligations	186,123	165,730

Other long-term debt	197,471	103,315

Other long-term liabilities	26,605	26,627

Total liabilities	590,199	463,243

Total shareholders’ equity	563,505	536,195

Total liabilities and shareholders’ equity	$1,153,704	$999,438